Exhibit 10.1

Summary of terms of Revolving Credit Line with Citigroup Global Markets, Inc.

As discussed in more detail in this Quarterly Report on Form 10-Q, the Company’s investments in Auction Rate Securities (“ARS”) of $9,250,000 experienced failed auctions starting in February 2008. As an interim liquidity solution, the Company entered into a revolving credit facility (“Loan Facility”) with Citigroup Global Markets, Inc. effective on June 30, 2008. The Company made an initial borrowing of $2,500,000 in June 2008 and borrowed an additional $1,575,000 in September 2008. At September 30, 2008, total principal amount outstanding under the Loan Facility was $4,075,000.

In November 2008, Citigroup purchased all of the Company’s investments in ARS at par value totaling $9,250,000. Citigroup’s agreement to liquidate the Company’s ARS, which was the result of a larger settlement between Citigroup, the United States Securities and Exchange Commission and the Attorney General of New York announced on August 7, 2008, called for Citigroup to liquidate the securities at par value by November 5, 2008. The proceeds from the sale of the Company’s investments in ARS were used to fully repay the outstanding balance under the Loan Facility. After repaying the debt to Citigroup, the Company realized net proceeds of $5,175,000.

The terms of the Loan Facility were not set forth in a definitive credit facility agreement, but rather were the product of an offer letter from Citigroup and an application submitted by the Company. The following is a summary of the material terms of the Loan Facility:

•	Loan limit amount of $4,625,000 (50% of ARS holdings);

•	Any amount outstanding under the Loan Facility may be paid at any time in whole or in part by the Company without penalty;

•	The loan limit may be reduced by Citigroup in its sole discretion and at any time;

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Each extension of credit will only be made for a purpose other than purchasing, carrying or trading in securities, or reducing or retiring indebtedness incurred to purchase, carry or trade in securities;

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Advances under the Loan Facility are not for any specific term or duration, and Citigroup may demand full or partial payment of any balance outstanding under the Loan Facility at its sole option and without cause at any time;

•	The borrowings under the Loan Facility were secured by 50% of the Company’s only;

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All proceeds from any collateral that is liquidated for any reason may be applied in Citigroup’s sole discretion, first to repay any interest accrued with respect to the Loan Facility, and then to any other amounts outstanding or otherwise payable to Citigroup under the Loan Facility;

•	Any borrowings under the revolving credit facility bear interest at the rate of Fed Funds plus 1.75% per annum;

•	The revolving credit facility contains no financial covenants; and

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Either party may terminate the agreement upon thirty (30) calendar days prior written notice to the other party, except that the Company may not terminate the agreement in the event there is an outstanding principal balance, or accrued interest or other fees and charges (if any) relating to the Loan Facility that have not been paid.